Exhibit 10.1

SEVENTH AMENDMENT TO AMENDED AND RESTATED
LOAN AGREEMENT

This SEVENTH AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT, dated as of August 3, 2023 (this “Seventh Amendment”) to that certain Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of June 5, 2018 (as amended, restated, amended and restated, refinanced, replaced, supplemented, modified or otherwise changed from time to time, the “Loan Agreement”), by and among MOTORCAR PARTS OF AMERICA, INC., a corporation organized under the laws of the State of New York (“MPA”, and together with each Person organized under the laws of a State of the United States joined thereto as a borrower from time to time (other than Dixie US), collectively, the “US Borrowers”, and each, a “US Borrower”), D & V ELECTRONICS LTD., a corporation amalgamated and existing under the laws of the Province of British Columbia (“D&V”), DIXIE ELECTRIC LTD., a corporation amalgamated under the laws of Ontario (“Dixie Canada”), DIXIE ELECTRIC INC., a Delaware corporation (“Dixie US” and together with D&V, Dixie Canada and each Person organized under the laws of Canada joined thereto as a borrower from time to time, collectively, the “Canadian Borrowers”, and each, a “Canadian Borrower”; the Canadian Borrowers and the US Borrowers are referred to therein each as a “Borrower” and collectively as “Borrowers”), each Person joined thereto as a guarantor from time to time, the financial institutions which are now or which thereafter become a party thereto (collectively, the “Lenders” and each individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for the Lenders (in such capacity, the “Agent”).

BACKGROUND

Borrowers, Agent and the Lenders are party to the Loan Agreement pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations.

Borrowers have requested that Agent and Lenders make certain amendments to the Loan Agreement, and Agent and Lenders agree to do so on the terms and conditions hereafter set forth.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1.           Defined Terms. Any capitalized term used herein and not defined shall have the meaning assigned to it in the Loan Agreement.

2.           Amendments. Subject to satisfaction of the conditions precedent set forth in Section 3 below, the Loan Agreement is hereby amended as follows:

(a)          Section 1.2 of the Loan Agreement is hereby amended by inserting the following new defined terms in appropriate alphabetical order:

“Seventh Amendment” means that certain Seventh Amendment to Amended and Restated Loan Agreement, dated as of the Seventh Amendment Effective Date, by and among Borrowers, Agent and the Lenders party thereto.

“Seventh Amendment Effective Date” means August 3, 2023.

“Seventh Amendment Fee Letter” shall mean the fee letter dated as of the Seventh Amendment Effective Date between Agent and Borrowing Agent.

(b)          Section 1.2 of the Loan Agreement is hereby further amended by amending and restating the following defined terms in their entirety as follows:

“Applicable Margin” shall mean, commencing on the Seventh Amendment Effective Date, for Revolving Advances and Swing Loans, the applicable percentage specified below:

APPLICABLE MARGINS FOR DOMESTIC RATE LOANS	APPLICABLE MARGINS FOR TERM SOFR RATE LOANS
Revolving Advances, Swing Loans	Revolving Advances
2.25%	3.25%

“Revolving Interest Rate” shall mean with respect to Revolving Advances (a) that are Domestic Rate Loans and Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate and (b) that are Term SOFR Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Term SOFR Rate plus the SOFR Adjustment; provided that, with respect to any Revolving Advances outstanding immediately prior to the Seventh Amendment Effective Date which are Term SOFR Rate Loans, the Revolving Interest Rate applicable thereto shall continue to be the “Revolving Interest Rate” established at the time each such Revolving Advance was made until the end of the applicable Interest Period.

(c)          Section 1.2 of the Loan Agreement is hereby further amended by amending the definition of “Consolidated EBITDA” as follows:

(i)          deleting the reference to “and” at the end of clause (b)(xviii) therein and inserting a comma in lieu thereof, and

(ii)         deleting the reference to “minus” at the end of clause (b)(xix) therein and inserting the following in lieu thereof:

“and (xx) fees related to the Term Loan which have been written off during such period, and the amount of all costs, fees and expenses incurred by Borrowers in connection with the Seventh Amendment (including any portion of the fees due and payable under the Seventh Amendment Fee Letter and any legal expenses incurred in connection with the Seventh Amendment, including any fees and legal expenses which have been charged directly as general and administrative expenses on the Borrowers’ profit and loss statement), minus”

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(d)          Section 1.2 of the Loan Agreement is hereby further amended by inserting the following sentence at the end of the definition of “Fixed Charge Coverage Ratio”:

“Notwithstanding the foregoing, principal payments on the Term Loan (including any principal payments made prior to the Seventh Amendment Effective Date) shall be excluded from any calculation of the Fixed Charge Coverage Ratio (including for purposes of the Compliance Certificate for the fiscal quarter ended June 30, 2023 and for each fiscal quarter ending thereafter).”

(e)          Section 1.2 of the Loan Agreement is hereby further amended by deleting the following defined terms therefrom: “Consolidated Funded Indebtedness” and “Total Leverage Ratio”.

(f)          Section 2.3 of the Loan Agreement is hereby amended by amending and restating the first paragraph thereof in its entirety to provide as follows:

“2.3.          Term Loans. Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, will make a term loan to MPA in the amount equal to such Lender’s Term Loan Commitment Percentage of $30,000,000 (the “Term Loan”). The Term Loan shall be advanced on the Amendment and Restatement Closing Date and shall be, with respect to principal, payable as follows, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement: consecutive quarterly installments each in the amount of $937,500 commencing October 1, 2018 and continuing on the first Business Day of each quarter thereafter followed by a final payment of all unpaid principal, accrued and unpaid interest and all unpaid fees and expenses on the last day of the Term; provided, however, that, the Borrowers authorize Agent to charge to US Borrowers’ Account on the Seventh Amendment Effective Date as a Revolving Advance the aggregate amount necessary to repay in full the entire outstanding principal amount of the Term Loan, together with all accrued and unpaid interest and all unpaid fees and expenses thereon.”

(g)          Section 2.21 of the Loan Agreement is hereby amended by deleting the following sentence therefrom: “MPA shall not use the proceeds of any Revolving Advance to prepay the Term Loan.”

(h)          Section 6.5 of the Loan Agreement is hereby amended and restated in its entirety to provide as follows:

“(a)          Fixed Charge Coverage Ratio. Cause to be maintained as of the end of each fiscal quarter, (i) beginning with the fiscal quarter ended March 31, 2018, a Fixed Charge Coverage Ratio of not less than 1.15 to 1.0, (ii) commencing with the fiscal quarter ended June 30, 2018, a Fixed Charge Coverage Ratio of not less than 1.1 to 1.0, (iii) for the fiscal quarter ended June 30, 2022, a Fixed Charge Coverage Ratio of not less than 1.15 to 1.0, (iv) for the fiscal quarter ended September 30, 2022, a Fixed Charge Coverage Ratio of not less than 1.01 to 1.0, (v) for the fiscal quarter ended December 31, 2022, a Fixed Charge Coverage Ratio of not less than 1.05 to 1.0, (vi) for the fiscal quarters ending March 31, 2023 and June 30, 2023, a Fixed Charge Coverage Ratio of not less than 1.01 to 1.0, (vii) for the fiscal quarter ending September 30, 2023, a Fixed Charge Coverage Ratio of not less than 1.05 to 1.0, (viii) for the fiscal quarter ending December 31, 2023, a Fixed Charge Coverage Ratio of not less than 1.10 to 1.0, and (ix) for each fiscal quarter ending thereafter, a Fixed Charge Coverage Ratio of not less than 1.15 to 1.0, in each case, measured on a rolling four (4) quarter basis.

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(b)          [Reserved].

(c)          Minimum Undrawn Availability. Maintain at all times Unsuppressed Undrawn Availability of not less than 17.5% of the Maximum Revolving Advance Amount which, as of the Seventh Amendment Effective Date, equals $41,758,500; provided, however, that compliance with this covenant shall cease to be required if the Compliance Certificates for the fiscal quarters ended June 30, 2023, September 30, 2023, December 31, 2023, March 31, 2024 and June 30, 2024 show compliance with the requirements of Sections 6.5 and 7.7 as of the end of such fiscal quarters.”

3.          Conditions to Effectiveness. The effectiveness of this Seventh Amendment is subject to the fulfillment of each of the following conditions precedent (the date such conditions are fulfilled or are waived by Agent is hereinafter referred to as the “Seventh Amendment Effective Date”):

(a)          Representations and Warranties; No Event of Default. After giving effect to this Seventh Amendment, the following statements shall be true and correct: (i) the representations and warranties contained in this Seventh Amendment, ARTICLE V of the Loan Agreement and in each Other Document, certificate, or other writing delivered to Agent or any Lender pursuant hereto or thereto on or prior to the Seventh Amendment Effective Date are true and correct in all material respects (and in all respects if such representation and warranty is already qualified by materiality or by reference to a Material Adverse Effect) on and as of the Seventh Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (and in all respects if such representation and warranty is already qualified by materiality or by reference to a Material Adverse Effect) on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Seventh Amendment Effective Date or would result from the Seventh Amendment becoming effective in accordance with its terms.

(b)          Execution of Amendment. Agent and the Lenders shall have executed this Seventh Amendment and shall have received a counterpart to this Seventh Amendment, duly executed by each Loan Party.

(c)          Payment of Fees. Borrowers shall have paid, on or before the Seventh Amendment Effective Date, (i) the amounts set forth in the Seventh Amendment Fee Letter, and (ii) all fees and invoiced costs and expenses (to the extent invoiced at least two (2) Business Days prior to the Seventh Amendment Effective Date) then payable by Borrowers pursuant to the Loan Documents, including, without limitation, Section 16.9 of the Loan Agreement. All fees under this Section 3(c) shall be fully earned and payable as of the Seventh Amendment Effective Date, and may be charged by Agent to the U.S. Borrower’s Account on the Seventh Amendment Effective Date as a Revolving Advance.

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(d)          Secretary’s Certificate and Authorizing Resolutions. Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Loan Party dated as of the date of this Seventh Amendment which shall certify (i) copies of resolutions of such Loan Party, of the board of directors (or other equivalent governing body, member or partner) of such Loan Party authorizing (x) the execution, delivery and performance of this Seventh Amendment and each Other Document executed in connection with this Seventh Amendment to which such Loan Party is a party, and (y) the reaffirmation of the grant by such Loan Party of the security interests in and liens upon the Collateral to secure all of the Obligations (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Loan Party authorized to execute this Seventh Amendment and such Other Documents and (iii) that the copies of the Organizational Documents delivered to Agent on the Third Amendment Effective Date remain true, correct and complete as of the date of this Amendment (or, to the extent amended after the Third Amendment Effective Date, attaching true, correct and complete copies of such amended Organizational Documents).

(e)          Legal Opinion. Agent shall have received the executed legal opinion of (i) Latham & Watkins LLP, counsel to the Loan Parties and (ii) Stikeman Elliott LLP, Canadian counsel to the Loan Parties in each case, in form and substance reasonably satisfactory to Agent which shall cover such matters incident to the Seventh Amendment as Agent may reasonably require.

(f)          Repayment of the Term Loan. The Borrowers shall have repaid in full the entire outstanding principal amount of the Term Loan in the aggregate amount of $11,250,000, together with all accrued and unpaid interest and all unpaid fees and expenses thereon, which amounts Borrowers authorize Agent to charge to US Borrowers’ Account on the Seventh Amendment Effective Date as a Revolving Advance.

4.	Representations and Warranties. Each Loan Party represents and warrants as follows:

(a)          Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated, and to execute and deliver this Seventh Amendment, and to consummate the transactions contemplated hereby and by the Loan Agreement, as amended hereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.

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(b)          Authorization, Etc. The execution, delivery and performance by each Loan Party of this Seventh Amendment, and the performance of the Loan Agreement, as amended hereby, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene any of its Organizational Documents or any Applicable Law in any material respect or any material Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(c)          Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Body is required in connection with the due execution, delivery and performance of this Seventh Amendment by the Loan Parties, and the performance of the Loan Agreement, as amended hereby.

(d)          Enforceability of this Seventh Amendment. This Seventh Amendment and the Loan Agreement, as amended hereby, when delivered hereunder, will be a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with the terms thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

(e)           Representations and Warranties; No Event of Default. The statements in Section 3(a) of this Seventh Amendment are true and correct.

5.          Release. Each Loan Party hereby acknowledges and agrees that: (a) neither it nor any of its Affiliates has any claim or cause of action against Agent or any Lender (or any of their respective Affiliates, officers, directors, employees, attorneys, consultants or agents) and (b) Agent and each Lender has heretofore properly performed and satisfied in a timely manner all of its obligations to the Loan Parties and their Affiliates under the Loan Agreement and the Other Documents that are required to have been performed on or prior to the date hereof. Notwithstanding the foregoing, Agent and the Lenders wish (and the Loan Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of Agent and the Lenders’ rights, interests, security and/or remedies under the Loan Agreement and the Other Documents. Accordingly, for and in consideration of the agreements contained in this Seventh Amendment and other good and valuable consideration, each Loan Party (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the Seventh Amendment Effective Date directly arising out of, connected with or related to this Seventh Amendment, the Loan Agreement or any Other Document, or any act, event or transaction related or attendant thereto, or the agreements of Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of any Loan Party, or the making of Advances, or the management of such Advances or the Collateral.

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6.	No Novation; Reaffirmation and Confirmation.

(a)         This Seventh Amendment does not extinguish the obligations for the payment of money outstanding under the Loan Agreement or discharge or release the lien or priority of any mortgage, security agreement, pledge agreement or any other security therefore. Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under the Loan Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Seventh Amendment shall be construed as a release or other discharge of the Loan Parties under the Loan Agreement, or the Other Documents, as amended hereby, from any of its obligations and liabilities as “Borrowers” thereunder.

(b)          Each Borrower hereby (i) acknowledge and reaffirm its obligations as set forth in each Loan Document, as amended hereby, (ii) agrees to continue to comply with, and be subject to, all of the terms, provisions, conditions, covenants, agreements and obligations applicable to it set forth in each Loan Document, as amended hereby, which remain in full force and effect, and (iii) confirms, ratifies and reaffirms that the security interest granted to Agent, for the benefit of Agent and the Lenders, pursuant to the Loan Documents, as amended hereby, in all of its right, title, and interest in all then existing and thereafter acquired or arising Collateral in order to secure prompt payment and performance of the Obligations, is continuing and is and shall remain unimpaired and continue to constitute a first priority security interest (subject to Permitted Liens) in favor of Agent, for the benefit of Agent and the Lenders, with the same force, effect and priority in effect both immediately prior to and after entering into this Seventh Amendment.

7.	Miscellaneous.

(a)          Continued Effectiveness of the Loan Agreement and the Other Documents. Except as otherwise expressly provided herein, the Loan Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Seventh Amendment Effective Date (i) all references in the Loan Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Seventh Amendment and (ii) all references in the Other Documents to the “Loan Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Seventh Amendment. To the extent that the Loan Agreement or any Other Document purports to pledge to Agent, or to grant to Agent, a security interest or lien, such pledge or grant is hereby ratified and confirmed in all respects. Except as expressly provided herein, the execution, delivery and effectiveness of this Seventh Amendment shall not operate as an amendment of any right, power or remedy of Agent and the Lenders under the Loan Agreement or any Other Document, nor constitute an amendment of any provision of the Loan Agreement or any Other Document.

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(b)        Counterparts. This Seventh Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Seventh Amendment by fax or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Seventh Amendment. Original signature pages shall promptly be provided to Agent.

(c)         Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this Seventh Amendment for any other purpose.

(d)         Costs and Expenses. Borrowers agree to pay on demand all fees, costs and expenses of Agent and the Lenders in connection with the preparation, execution and delivery of this Seventh Amendment.

(e)          Seventh Amendment as Other Document. Each Loan Party hereby acknowledges and agrees that this Seventh Amendment constitutes an “Other Document” under the Loan Agreement. Accordingly, it shall be an Event of Default under the Loan Agreement if (i) any representation or warranty made by any Loan Party under or in connection with this Seventh Amendment, which representation or warranty is (A) subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any respect when made or deemed made, or (B) not subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any material respect when made or deemed made or (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Seventh Amendment (subject to any applicable notice or grace periods under the Loan Agreement).

(f)          Severability. Any provision of this Seventh Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(g)           Governing Law. This Seventh Amendment shall be governed by and construed in accordance with, the laws of the State of New York.

(h)          Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS SEVENTH AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

[Remainder of page intentionally left blank. Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment to be executed and delivered by their respective duly authorized officers as of the date first written above.

US BORROWER:

MOTORCAR PARTS OF AMERICA, INC.

By:	/s/ Selwyn Joffe
Name:	Selwyn Joffe
Title:	President and Chief Executive Officer

CANADIAN BORROWERS:

D & V ELECTRONICS LTD.

By:	/s/ Kalina Loukanov
Name:	Kalina Loukanov
Title:	Acting Chief Executive Officer

DIXIE ELECTRIC LTD.

By:	/s/ Selwyn Joffe
Name:	Selwyn Joffe
Title:	Chief Executive Officer

DIXIE ELECTRIC INC.

By:	/s/ Selwyn Joffe
Name:	Selwyn Joffe
Title:	Chief Executive Officer

AGENT AND LENDER:

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Albert Sarkis
Name:	Albert Sarkis
Title:	Senior Vice President

WEBSTER BUSINESS CREDIT, A DIVISION OF WEBSTER BANK, N.A.

By:	/s/ John R. Saffioti
Name:	John R. Saffioti
Title:	Director, Asset Based Lending

BANK HAPOALIM B.M.

By:	/s/ Thomas J. Vigna
Name:	Thomas J. Vigna
Title:	Senior Vice President

By:	/s/ Michael Gorman III
Name:	Michael Gorman III
Title:	First Vice President

CATHAY BANK

By:	/s/ James Campbell
Name:	James Campbell
Title:	Senior Vice President

ISRAEL DISCOUNT BANK OF NEW YORK

By:	/s/ Frank Mancini
Name:	Frank Mancini
Title:	First Vice President

By:	/s/ Richard Miller
Name:	Richard Miller
Title:	Senior Vice President